As filed with the Securities and Exchange Commission on February 1, 2016

Registration No. 333-161746

Registration No. 333-169172

Registration No. 333-184132

Registration No. 333-193010

Registration No. 333-195741

Registration No. 333-196438

Registration No. 333-201285

Registration No. 333-203858

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161746

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-169172

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-184132

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193010

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195741

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196438

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201285

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203858

UNDER

THE SECURITIES ACT OF 1933

AVAGO TECHNOLOGIES LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Singapore	98-0682363
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Yishun Avenue 7,

Singapore 768923

(65) 6755-7888

(Address of Principal Executive Offices including Zip Code)

Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries

Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries

Avago Technologies Limited 2009 Equity Incentive Award Plan

Avago Technologies Limited Employee Share Purchase Plan

LSI Corporation 2003 Equity Incentive Plan

Sandforce, Inc. 2007 Stock Plan

Syntax Systems, Inc. Option to Purchase Syntax Stock Agreement with Joseph M. Marvin

Emulex Corporation 2005 Equity Incentive Plan

(Full title of the plans)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Anthony J. Richmond Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Patricia H. McCall Rebecca Boyden c/o Broadcom Limited 1320 Ridder Park Drive San Jose, California 95131 (408) 433-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements of Avago Technologies Limited (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on Form S-8 (the “Registration Statements”):

•	Registration Statement No. 333-161746 for the sale of 20,790,281 Ordinary Shares, no par value, under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries.

•	Registration Statement No. 333-161746 for the sale of 20,000,000 Ordinary Shares, no par value, under the Avago Technologies Limited 2009 Equity Incentive Award Plan.

•	Registration Statement No. 333-169172 for the sale of 8,000,000 Ordinary Shares, no par value, under the Avago Technologies Limited Employee Share Purchase Plan.

•	Registration Statement No. 333-184132 for the sale of 12,000,000 Ordinary Shares, no par value, under the Avago Technologies Limited 2009 Equity Incentive Award Plan.

•	Registration Statement No. 333-184132 for the sale of 2,000,000 Ordinary Shares, no par value, under the Employee Share Purchase Plan.

•	Registration Statement No. 333-193010 for the sale of 6,000,000 Ordinary Shares, no par value, under the Avago Technologies Limited 2009 Equity Incentive Award Plan.

•	Registration Statement No. 333-195741 for the sale of 3,947,011 Ordinary Shares, no par value, under the LSI Corporation 2003 Equity Incentive Plan and the Sandforce, Inc. 2007 Stock Plan.

•	Registration Statement No. 333-196438 for the sale of 7,692,903 Ordinary Shares, no par value, under the LSI Corporation 2003 Equity Incentive Plan, the Sandforce, Inc. 2007 Stock Plan, and the Syntax Systems, Inc. Option to Purchase Syntax Stock Agreement with Joseph M. Marvin

•	Registration Statement No. 333-201285 for the sale of 6,000,000 Ordinary Shares, no par value, under the Avago Technologies Limited 2009 Equity Incentive Award Plan.

•	Registration Statement No. 333-203858 for the sale of 235,148 Ordinary Shares, no par value, under the Emulex Corporation 2005 Equity Incentive Plan.

On February 1, 2016, pursuant to the terms of the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of May 28, 2015, by and among the Registrant, Pavonia Limited, Broadcom, Safari Cayman L.P., Avago Technologies Cayman Holdings Ltd., Avago Technologies Cayman Finance Limited, Buffalo CS Merger Sub, Inc. (“CS Merger Sub”) and Buffalo UT Merger Sub, Inc. (“UT Merger Sub,” and, together with CS Merger Sub, the “Merger Subs”), (a) Pavonia Limited indirectly acquired the Registrant pursuant to the terms of a scheme of arrangement under Singapore law consummated in accordance with Section 210 of the Companies Act (Chapter 50 of Singapore), and (b) the Merger Subs merged with and into Broadcom, with Broadcom as the surviving corporation in such mergers (collectively, the “Transactions”). As a result of the Transactions, both the Registrant and Broadcom became indirect subsidiaries of Pavonia Limited.

As a result of the Transactions, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 1st day of February 2016.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Anthony E. Maslowski
Anthony E. Maslowski
Senior Vice President and Chief Financial Officer